Exhibit 1. Complaint (Denver District Court)



District Court, City and County of Denver, State of Colorado

Case No.:


CNH HOLDINGS COMPANY,
     Plaintiff,
     vs.
LARRY TATE
GERALD PYBAS,
SOUTHPORT ENVIRONMENTAL
     AND DEVELOPMENT, INC., and
 JOHN DOES 1 to 20,

     Defendants


                                    COMPLAINT


Plaintiff CNH Holdings Company, by and through counsel, Mark S. Pierce, Esq., alleges for its Complaint the following:

                             PRELIMINARY STATEMENT:

1. Defendants, personally or through the direction of their agents, have engaged in acts, transactions, practices and courses of business which constitute violations of Plaintiff's rights granted under the securities laws and regulations of the United States of America and of the State of Colorado, as well as violations of Plaintiffs' rights under the common law.

2. Plaintiff brings this action pursuant to Sections 21 and 27 of the Securities Exchange Act of 1934, as amended (Exchange Act), [15 U.S.C. Section 78v and
Section 78aa], Section 11 51 101, et. seq., Colorado Revised Statutes, as amended, and various common law principles.

3. Each of the Defendants has, directly or indirectly, made use of the means and instrumentalities of interstate commerce and of the mails in connection with the acts, practices, and courses of business herein complained of, a preponderance of which have occurred within the State of Colorado, and which include devices, schemes or artifices to defraud or manipulative or deceptive devices or contrivances in contravention of Section 10(b) of the Exchange Act and Rule 10b 5 thereunder, Section 11 51 101, et. seq., Colorado Revised Statutes, as amended, and various common law principles.

4. Jurisdiction lies in this Court pursuant to Section 27 of the Exchange Act, and venue resides pursuant to the provisions of Rule 98(c) of the Colorado Rules of Civil Procedure since (1) Plaintiff maintains its principal place of business in the City and County of Denver, State of Colorado (2) a significant portion of the actions complained of took place in the City and County of Denver, State of Colorado, (3) the transfer agent for the securities of Plaintiff has received and acted on the false and fraudulent instructions of Defendants regarding the control of Plaintiff and of the books and records of the Plaintiff in the City and County of Denver, and (4) the books and records at issue reside in the City and County of Denver, State of Colorado.

5. This is an action for money damages and the recovery of shares of stock pursuant to Section 10(b) of the Exchange Act and Rule 10b 5 thereunder, Section 11 51 101l, et. seq., Colorado Revised Statutes, as amended, and various common law principles provided by state law.

                                    PARTIES:

6. Plaintiff CNH Holdings Company (Plaintiff or, alternatively, CNHH) is a Nevada corporation which maintains its principal executive and business offices at 460 Ogden Street, Denver, Colorado 80218, and which previously maintained its principal business operations during a substantial portion of the acts complained of at either 1999 Broadway, Ste. 3235, Denver, Colorado 80202 or 1143 Auraria Parkway, Unit 403A, Denver, Colorado 80204.

7. CNH has a class of equity securities (i.e., its common stock) registered under Section 12 of Exchange Act and is, therefore, required to file reports under the provisions of Section 13 of the Exchange Act with the U.S. Securities and Exchange Commission (SEC).

8. Defendant Larry Tate (Tate), on information and belief, is a Texas resident with a principal business address of 1420 North Longview Street, Kilgore, Texas 75662.

9. Tate has physically transacted business in Colorado in regard of his relationship with and demands of CNHH, including, among other things, his purported services and position as an officer, director and significant shareholder of CNHH.

10. Defendant Gerald Pybas (Pybas), on information and belief, is a Texas resident with a principal business address of 1420 North Longview Street, Kilgore, Texas 75662.

11. Pybas has physically transacted business in Colorado in regard of his relationship with and demands of CNHH, including, among other things, his purported services and position as an officer, director and significant shareholder of CNHH.

12. Defendant Southport Environmental and Development, Inc. (SEDI), on information and belief, is either a Nevada or a Texas corporation with a principal business address of 1420 North Longview Street, Kilgore, Texas 75662.

13. SEDI has physically transacted business in Colorado in regard of its relationship with and demands of CNHH, including, among other things, its relationship with certain purported officers, directors, significant shareholders, employees, contractors and agents of CNHH.

14. Defendants John Does 1 through 20 are transferees of the shares of common stock of CNHH which Tate and Pybas acquired through the actions complained of, none of whom are currently identifiable.

ALLEGATIONS:

15. On June 15, 1998, CNHH entered into an agreement (the SEDI Contract) with SEDI and the shareholders of SEDI, those being Tate and Pybas.

16. The negotiations leading to, and the original execution and delivery of, the SEDI Contract took place in Denver, Colorado, at the principal business offices of CNHH.

17. CNHH under the SEDI Contract agreed to acquire all of the outstanding proprietary interest of SEDI in a share for share exchange.

18. CNHH subsequently acquired all of the outstanding shares of SEDI in exchange for its issuance and delivery of 6,000,000 common shares to Tate and Pybas (the SEDI CNHH Common Shares) and 200,000 shares of Class A: 10% Dividend Bearing Convertible Preferred Stock to Tate and Pybas, among others (the SEDI CNHH Preferred Shares).

19. Tate and Pybas, as a direct and proximate result of the execution and delivery of the SEDI Contract, received all 6,000,000 SEDI CNHH Common Shares and 186,000 of the SEDI CNHH Preferred Shares.

20. Tate and Pybas, as a direct and proximate result of the execution and delivery of the SEDI Contract, were subsequently appointed to the board governing CNHH.

21. Tate and Pybas, as a direct and proximate result of the execution and delivery of the SEDI Contract, then appointed themselves as the principal executive officers of CNHH.

22. The result of the SEDI Contract was that SEDI was subsequently acquired as a wholly owned subisidiary of CNHH and Tate and Pybas acquired control of CNHH through their positions as directors and executive officers of CNHH and their ownership of approximately 80% of the outstanding common and approximately 80% of theoutstanding preferred stock of CNHH at the time.

23. Section 2.01 of the SEDI Contract provides as follows:

     2.01. Organization and Standing. SEDI is a corporation duly organized, validly existing and in good standing under the laws of Texas, with all corporate powers to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of SEDI delivered to [CNHH] herewith are complete and accurate as of the Closing Date. SEDI is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which its principal properties are located or is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

24. The foregoing representation and warranty was knowingly and falsely made by SEDI, Tate and Pybas.

25. SEDI, Tate and Pybas never delivered copies of the articles of incorporation of SEDI to CNHH at closing, covenanting to do so subsequently, which covenant was never fulfilled due to the continued efforts of SEDI, Tate and Pybas to defraud CNHH.

26. SEDI was formed subsequent to the execution and delivery of the SEDI Contract and was not in existence at June 15, 1998.

27. Tate and Pybas deliberately concealed the non-existence of SEDI from CNHH in furtherance of their fraud on CNHH.

28. Section 2.05 of the SEDI Contract provides as follows:

     2.05. Schedule of Assets. [SEDI] shall forthwith deliver to [CNHH] a separate schedule of assets, specifically referring to this paragraph, containing, as of the Closing Date, a true and complete: (a) legal description of all real property owned by SEDI and any real property in which SEDI has a leasehold interest, including working interests, (b) list of all capitalized machinery, tools, and equipment of SEDI that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items, (c) list of all machinery, tools, and equipment in which SEDI has a leasehold interest, with a description of each interest, (d) list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights and copyright registrations owned by SEDI, and (f) list of all interests in subsidiaries and/or joint ventures, including, without limitation, NSG.

29. The foregoing representation was knowingly and falsely made by SEDI, Tate and Pybas.

30. Neither SEDI, nor Defendants Tate and Pybas, ever intended to deliver or in fact ever delivered the required and material schedule of assets.

31. Section 2.06 of the SEDI Contract provides, in part, as follows:

     2.09. Contractual Obligations. SEDI is not a party to or bound by any written or oral: (f) purchase, supply or service contracts in excess of $10,000 each or in the aggregate of $100,000 for all such contracts other than in the ordinary course of business, (g) deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of SEDI to a lien, encumbrance or other restriction other than in the ordinary course of business,
(h) term contract continuing for a period of more than one year that is not terminable at will without liability to SEDI or its successors other than in the ordinary course of business, . . .

32. The foregoing representation and warranty was knowingly and falsely made by SEDI, Tate and Pybas.

33. SEDI, Tate and Pybas did not disclose at closing or at any subsequent time that they had entered into a contract with an entity owned and controlled by Tate and Pybas for the purpose of operating such assets as were subseuquently transferred to SEDI, the term of which exceeded one year and the amounts payable under which exceeded $10,000 individually and $100,000 in the aggregate.

34. SEDI, Tate and Pybas did not disclose at closing or at any subsequent time they they had placed liens against the assets subsequently transferred to SEDI in other than the ordinary course of business.

35. Paragraph 2.15 of the SED Contract provides as follows:

     2.15. Full Disclosure. As of the Closing Date, SEDI and [Tate and Pybas] have disclosed all events, conditions and facts materially affecting the business and prospects of SEDI. [Tate and Pybas] have not witheld knowledge of any event, condition or fact that they have reasonable grounds to know may materially affect the business and prospects of SEDI. None of the representations and warranties made by [Tate and Pybas] or SEDI in this Agreement or in any other instrument furnished to [CNHH] contains any untrue statement of a material fact, or fails to state a material fact.

36. The foregoing representation and warranty was knowingly and falsely made by SEDI, Tate and Pybas.

37. SEDI, Tate and Pybas knew that the assets which they had represented that SEDI owned were not in fact owned and that SEDI was not going to be able to purchase or otherwise acquire the most material asset represented, that being a Salt Dome.

CLAIMS FOR RELIEF:

FIRST CLAIM FOR RELIEF: (Exchange Act Section 10(b) and Rule 10b-5)

38. Paragraphs 1 through 37 are again alleged and are incorporated in this paragraph.

39. Plaintiff, as a direct and proximate result of the efforts of SEDI, Tate and Pybas, as purported officers, directors, shareholders and agents of SEDI, entered into the SEDI Contract, due, in further part, to the material, intentional, reckless and negligent misstatements of SEDI, Tate and Pybas concerning the financial and operational condition of SEDI and these defendants' undertakings to provide for the purchase of a salt dome.

40. Under the terms and conditions of the SEDI Contract, Plaintiff agreed to purchase the shares of SEDI from Tate and Pybas, a significant portion of which occurred in Denver, Colorado.

41. Through the efforts of Tate and Pybas, as purported officers, directors, shareholders and agents of SEDI, and relying on the express representations of SEDI, Tate and Pybas concerning the financial and operational condition of SEDI, as well as their individual undertakings to provide the required and necessary purchase of a salt dome, Plaintiff negotiated, executed and delivered the SEDI Contract from its offices in Denver, Colorado, and subsequently acquired the outstanding shares of SEDI from Tate and Pybas and issued the SEDI CNHH Common Stock and the SEDI CHNN Preferred Stock to Tate and Pybas in exchange, which exchange was predicated on the material, intentional, reckless and negligent misstatements of SEDI, Tate and Pybas concerning the financial and operational condition of SEDI and their individual undertakings to provide for the purchase of a salt dome.

42. Plaintiff, through its own efforts and despite the material misstatements and omissions of these defendants, subsequently learned that the financial and operational condition of SEDI was not what had been represented and warranted to it before its execution and delivery of the SEDI Contract and that these defendants never had any intent to purchase a salt dome.

43. Plaintiff, through its own efforts and despite the material misstatements and omissions of these defendants, subsequently learned that SEDI, Tate and Pybas did not have the represented financial wherewithal to provide for the purchase of a salt dome.

WHEREFORE, Plaintiff prays for judgment in its favor and against SEDI, Tate and Pybas, jointly and severally, for recission of the SEDI Contract, for the return of the SEDI CNHH Common Stock and the return of the SEDI CNHH Preferred Stock and for punitive and compensatory damages and pre judgment interest, for incidental and consequential damages, for costs and reasonable attorneys' fees, and for such other and further relief as this Court deems just and proper.

SECOND CLAIM FOR RELIEF: (Section 11 51 101, et. seq., Colorado Revised Statutes, as amended)

44. Paragraphs 1 through 43 are again alleged and are incorporated in this paragraph.

45. In soliciting the execution and delivery of the SEDI Contract and the exchange of securities thereunder by Plaintiff, SEDI, Tate and Pybas made material misstatements and committed material omissions.

46. As a direct and proximate result of the material misstatements and omissions of SEDI, Tate and Pybas, Plaintiff has suffered damages.

WHEREFORE, Plaintiff prays for judgment in its favor and against SEDI, Tate and Pybas, jointly and severally, for recission of the SEDI Contract and for the return of the SEDI CNHH Common and Preferred Stock, and for punitive and compensatory damages in an amount to be determined at trial and prejudgment interest, for incidental and consequential damages, for costs and reasonable attorneys' fees, and for such other and further relief as this Court deems just and proper.

THIRD CLAIM FOR RELIEF: (Common Law Fraud and Deceit)

47. Paragraphs 1 through 46 are again alleged and are incorporated in this paragraph.

48. SEDI, Tate and Pybas had duties to Plaintiff requiring full and complete disclosure of all material information concerning the subject matter of the SEDI Contract and of all subsequent and attendant matters, and requiring fair dealing and good faith with regard to Plaintiff.

49. SEDI, Tate and Pybas made misstatements of material fact, concealed material facts from Plaintiff, failed to disclose material facts to Plaintiff and dealt with Plaintiff without fair dealing and in bad faith.

50. The misstatements, concealments, failures to disclose, dishonest dealings and bad faith actions of SEDI, Tate and Pybas were made and undertaken by them with the intent of creating a false impression of the actual facts in the mind of Plaintiff.

51. The misstatements, concealments, failures to disclose, dishonest dealings and bad faith actions of SEDI, Tate and Pybas were made with the intent to affect Plaintiff's actions, and these defendants knew that by their own unclear or deceptive words, conduct and concealment they created a false impression of the actual facts in the mind of Plaintiff.

52. The misrepresentations and omissions of SEDI, Tate and Pybas were willful and wanton, and were with reckless disregard for the rights of Plaintiff.

53. SEDI, Tate and Pybas knew that Plaintiff was not in a position to discover the truth for itself and that Plaintiff acted in reliance on the misstatements, concealments and failures to disclose of SEDI, Tate and Pybas, and Plaintiff's reliance was reasonable and justified.

54. Plaintiff was damaged as a result of its reliance, and as a direct, proximate and foreseeable result of the actions of SEDI, Tate and Pybas, Plaintiff has sustained injuries and damage.

55. The actions of SEDI, Tate and Pybas were inflicted by wanton or reckless disregard for the rights and feelings of Plaintiff, entitling Plaintiff to exemplary damages.

WHEREFORE, Plaintiff prays for judgement in its favor and against SEDI, Tate and Pybas, jointly and severally, for compensatory and punitive damages in an amount to be determined at trial, for prejudgment interest there, costs and reasonable attorney's fees, and for such other and further relief as this Court deems just and proper.

FOURTH CLAIM FOR RELIEF: (Negligent Misrepresentation)

56. Paragraphs 1 through 55 are again alleged and are incorporated in this paragraph.

57. SEDI, Tate and Pybas, at all times relevant hereto, had a pecuniary interest, direct or indirect, in each and every one of the actions and transactions relevant to this action and described in this complaint.

58. SEDI, Tate and Pybas made various representations, statements, misstatements and omissions to state material information to Plaintiff on which Plaintiff acted in reasonable reliance.

59. SEDI, Tate and Pybas had a duty to Plaintiff to exercise reasonable care or competence in obtaining and communicating information to and for the use of Plaintiff and others in connection with the subject matter of this complaint, and SEDI, Tate and Pybas negligently, recklessly and/or intentionally failed to fulfil their duty to Plaintiff.

60. As a direct, foreseeable and proximate result of actions of SEDI, Tate and Pybas alleged in this complaint, Plaintiff has sustained injuries, losses and damages.

WHEREFORE, Plaintiff prays for judgment in its favor and against SEDI, Tate and Pybas, jointly and severally, for punitive and compensatory damages in an amount to be determined at trial, for prejudgment interest thereon, costs and reasonable attorneys' fees, and for such other and further relief as this Court deems just and proper.

FIFTH CLAIM FOR RELIEF: (Breach of Contract)

61. Paragraphs 1 through 60 are again alleged and are incorporated in this paragraph.

62. SEDI, Tate and Pybas executed and delivered the SEDI Contract.

63. The SEDI Contract contained various representations, warranties and covenants.

64. These defendants misrepresented certain representations and warranties and failed to fulfill certain of the covenants set forth in the SEDI Contract.

65. All conditions precedent to this claim have either been performed or have occurred; therefore, SEDI, Tate and Pybas are currently liable to Plaintiff for breach of the SEDI Contract.

WHEREFORE, Plaintiff prays for judgment in its favor and against defendants SEDI, Tate and Pybas, jointly and severally, for compensatory damages in an amount to be determined at trial, for prejudgment interest, costs and reasonable attorneys' fees, and for such other and further relief as this Court deems just and proper.

SIXTH CLAIM FOR RELIEF: (Breach of Implied Contract)

66. Paragraphs 1 through 65 are again alleged and are incorporated in this paragraph.

67. Plaintiff delivered the SEDI CNHH Common and Preferred Stock to and for the benefit of all of the defendants pursuant to the requests of SEDI, Tate and Pybas.

68. Plaintiff did so without a specific agreement as to value, but with the reasonable expectation that Plaintiff would receive consideration for the securities delivery.

69. The defendants requested or accepted the benefits of these securities expecting to pay for them or under such circumstances that they knew, or as reasonable persons should have known, that Plaintiff expected to receive value for the securities delivered.

WHEREFORE, Plaintiff prays for judgment in its favor and against all defendants, jointly and severally, for compensatory damages in an amount to be determined at trial, for pre judgment interest, costs and reasonable attorneys' fees, and for such other and further relief as this Court deems just and proper.

SEVENTH CLAIM FOR RELIEF: (Unjust Enrichment)

70. Paragraphs 1 through 69 are again alleged and are incorporated in this paragraph.

71. Plaintiff delivered the SEDI CNHH Common and Preferred Stock to and for the benefit of all of the defendants.

72. To allow the defendants to retain the securities delivered to them and to not repay Plaintiff therefor would constitute an unjust enrichment.

73. All conditions precedent to this claim have either been performed or have occurred, and Plaintiff is entitled to recover from all defendants the benefit conferred.

WHEREFORE, Plaintiff prays for judgment in its favor and against all defendants, jointly and severally, for compensatory and punitive damages in an amount to be determined at trial, for prejudgment interest, costs and reasonable attorneys' fees, and for such other and further relief as this Court deems just and proper.

Dated this 5th day of April, 2000.


Respectfully submitted:

/s/ Mark S. Pierce
------------------
Mark S. Pierce, Reg. No. 13416

Address: 460 Ogden St., Denver CO 80218
Telephone: 303.282.0083